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FORM 3                                              OMB APPROVAL
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                                         OMB Number:              3235-0104
                                         Expires:        September 30, 1998
                                         Estimated average burden
                                         hours per response             0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person

Harrold                  Jason               M.
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   (Last)               (First)              (Middle)

c/o OptiCare Health Systems, Inc.
112 Zebulon Court
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                        (Street)

Rocky Mount              NC                  27804
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)


8/2/2000
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker of Trading Symbol

OptiCare Health Systems, Inc. (OPT)
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director
   [ ] 10% Owner
   [X] Officer (give title below)
   [ ] Other (specify below)

   President, Managed Care Services Division
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   --------------------------------------------------

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6. If Amendment, Date of Original (Month/Day/Year)



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7. Individual or Joint/Group Filing
   (Check all applicable)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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                                                                         Page 1
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FORM 3 (continued)

                             TABLE I--Non-Derivative Securities Beneficially Owned
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 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Ownership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
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
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Common Stock             16,317                     D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one person, see Instruction 5(b)(v).

                                                                         Page 2
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FORM 3 (continued)

       TABLE II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Security:
                                                                          or            Security        Direct
                           Date       Expira-            Title            Number                        (D) or
                           Exer-      tion                                of                            Indirect
                           cisable    Date                                Shares                        (I)
                                                                                                        (Instr. 5)
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
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Stock Option
(right to buy)             8/2/01      8/2/10     Common Stock             11,250        1.78            D
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Stock Option
(right to buy)             8/2/02      8/2/10     Common Stock             11,250        1.78            D
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Stock Option
(right to buy)             8/2/03      8/2/10     Common Stock             11,250        1.78            D
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Stock Option
(right to buy)             8/2/04      8/2/10     Common Stock             11,250        1.78            D
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Stock Option
(right to buy)             Immed.      8/13/09    Common Stock             2,812         5.850           D
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Stock Option
(right to buy)             8/13/01     8/13/09    Common Stock             2,812         5.850           D
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Stock Option
(right to buy)             8/13/02     8/13/09    Common Stock             2,813         5.850           D
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Stock Option
(right to buy)             8/13/03     8/13/09    Common Stock             2,813         5.850           D
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Stock Option
(right to buy)             Immed.      11/2/08    Common Stock             785           6.370           D
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Stock Option
(right to buy)             11/2/00     11/2/08    Common Stock             785          12.750           D
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Stock Option
(right to buy)             11/2/01     11/2/08    Common Stock             784          19.120           D
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

Explanation of Responses:


              /s/ Jason M. Harrold                         August 11, 2000
              ----------------------------------------     ------------------
              ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.


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